YUM! BRANDS ANNOUNCES KEY LEADERSHIP APPOINTMENTS TO ACCELERATE GLOBAL GROWTH AND STRATEGIC FOCUS UNDER INCOMING CEO CHRIS TURNER
•Sean Tresvant named Yum! Brands’ Chief Consumer Officer and Chief Executive Officer of Taco Bell
•Jim Dausch, Global Chief Digital and Technology Officer of Pizza Hut, named Yum! Brands’ Chief Digital and Technology Officer and President of Byte by Yum!
•Ranjith Roy, Yum! Chief Strategy Officer and Treasurer, named Yum! Brands’ Chief Financial Officer
LOUISVILLE, Ky., September 9, 2025 – Yum! Brands, Inc. (NYSE: YUM) today announced strategic leadership appointments that will strengthen its enterprise capabilities and drive long-term value creation across its global portfolio.
The appointments come as Chris Turner, Chief Executive Officer-Designate and Chief Financial & Franchise Officer, Yum! Brands, Inc., prepares to step into the role of Chief Executive Officer on October 1.
Sean Tresvant has been promoted to Yum! Brands’ Chief Consumer Officer and Chief Executive Officer of Taco Bell, a role dedicated to ensuring the consumer of today and tomorrow remains at the forefront across Yum!’s iconic brands. Tresvant will continue to lead Taco Bell. With his added responsibilities, he will spearhead efforts across all brands to enhance consumer insights, drive brand relevance, and foster innovation that resonates with consumers worldwide. Since joining Yum! in January 2022 as the Global Brand Officer at Taco Bell, Tresvant's leadership has propelled the brand to new heights and driven strong business results, delivering positive same-store sales growth every quarter of his tenure. He also led transformative initiatives across marketing, innovation, and brand strategy notably driving cultural moments like the viral return of the Mexican Pizza and Taco Bell’s Consumer Day investor event and Live Mas Live for fans. Prior to joining Yum!, Tresvant served as the Chief Marketing Officer of the Jordan Brand at Nike.
“Sean is a talented and visionary business leader, and Taco Bell’s consumer-centric growth is undeniable,” said Turner. “His ability to create cultural relevance, fuel growth, and connect with consumers in meaningful ways makes him the perfect leader to ensure our iconic brands win the hearts of the future consumer.”
In addition, Jim Dausch, Global Chief Digital and Technology Officer of Pizza Hut, has been promoted to Yum! Brands’ Chief Digital and Technology Officer and President of Byte by Yum!, replacing Joe Park who is leaving Yum! to pursue an outside opportunity. Since joining Pizza Hut Global as CDTO, he’s led the brand’s technology strategy and created strong franchisee relationships. Previously, Dausch served as Executive Vice President & Chief Consumer Officer at Under Armour, where he focused on driving consumer demand and engagement across the brand’s digital channels. Prior to that, he spent more than 20 years at Marriott, where, during his tenure, he led global digital and technology, sales, brand, operations and business transformation.
“Jim is a seasoned and highly capable business leader with extensive experience in a complex, global, multi-brand franchised organization,” said Turner. “As we continue to scale Byte by Yum! and harness the power of AI, his leadership will be instrumental in elevating our digital capabilities, enabling franchisee success, and creating even more connected and personalized experiences for our consumers.”
Finally, Ranjith Roy (“Roy”) has been promoted to Yum! Brands’ Chief Financial Officer, taking over from Turner as he steps into the Chief Executive Officer role. Roy joined Yum! in 2024 as Chief Strategy Officer and Treasurer, overseeing strategy, mergers and acquisitions and treasury operations. In this role, he brought financial expertise and a strategic lens to key growth initiatives and balance sheet management. As CFO, Roy will play a pivotal role in driving Yum!’s financial planning and performance across its iconic brands. Before joining Yum!, Roy served as CFO of the ecommerce marketplace Goldbelly, where he helped scale operations and unlock new growth opportunities. He also spent more than 15 years with Goldman Sachs where he led investment banking relationships for restaurant, food and food tech businesses, building industry expertise.
“Roy brings a blend of commercial acumen, strategic insight on Yum!, and the restaurant industry to the CFO role,” said Turner. “He has a proven ability to navigate fast paced and complex environments with a sharp focus on long-term value creation.”
In addition to these promotions, Turner plans to add a Chief Scale Officer to his leadership team. Yum! Brands is beginning a search for a candidate to fill this new role, which will focus on leveraging Yum!’s scale to accelerate franchisee returns, maximize unit economics and drive restaurant profitability across the entire enterprise. This leader will oversee global functions including supply chain, franchise office, food safety and quality assurance and more, and will play an important role in scaling innovations and driving sustainable growth.
“This new structure and industry-leading talent strengthens our ability to deliver for our stakeholders and positions Yum! to grow in ways that only we can,” said Turner. “With their deep expertise and innovative thinking, alongside our already strong leadership team, I am confident we will continue to build on our momentum and shape the future of Yum! together.”
About Yum! Brands
Yum! Brands, Inc., based in Louisville, Kentucky, and its subsidiaries franchise or operate a system of over 61,000 restaurants in more than 155 countries and territories under the company’s concepts – KFC, Taco Bell, Pizza Hut and Habit Burger & Grill. The Company's KFC, Taco Bell and Pizza Hut brands are global leaders of the chicken, Mexican-inspired food and pizza categories, respectively. Habit Burger & Grill is a fast casual restaurant concept specializing in made-to-order chargrilled burgers, sandwiches and more. In 2024, Yum! was named to the Dow Jones Sustainability Index North America, Newsweek’s list of America’s Most Responsible Companies, USA Today’s America’s Climate Leaders and 3BL’s list of 100 Best Corporate Citizens. In 2025, the Company was recognized among TIME magazine’s list of Best Companies for Future Leaders. In addition, KFC, Taco Bell and Pizza Hut led Entrepreneur's Top Global Franchises 2024 list and were ranked in the first 25 of Entrepreneur’s 2025 Franchise 500, with Taco Bell securing the No. 1 spot in North America for the fifth consecutive year.
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